Exhibit 99.1

Cornerstone Bancshares, Inc. Directors and New Earnings Guidance

HIXSON, Tenn., Sept. 21 /PRNewswire-FirstCall/ -- Cornerstone Bancshares, Inc. (OTC Bulletin Board: CSBQ) today announced the following: Cornerstone Bancshares, Inc Board of Directors announced the appointment of two new directors to both the Corporation and Bank Boards. Frank S. McDonald and Miller Welborn have agreed to serve as directors. Mr. McDonald, the owner and operator of FMA Architecture & Interior Design for the past twenty years is a long time resident of the Chattanooga area and has family connections dating back seven generations. Active in the Chattanooga non-profits, Mr. McDonald has and is serving on several boards, which include, but not limited to, United Way, Allied Arts, Creative Discovery Museum and Chattanooga Regional History Museum. Mr. McDonald and his wife Sally reside with their two children on Lookout Mountain. Mr. Welborn, a recent resident of Chattanooga, has a background in the transportation industry and is currently the owner operator of Welborn and Associates Inc., a consulting agency. Mr. Wellborn is currently on the Board of Directors of the Federal Reserve of Atlanta, Birmingham Branch and also serves on several local non profit boards. Mr. Welborn and his wife Karen reside with their two children on Lookout Mountain.

Cornerstone’s Board also announced an updated earnings projection for nominal EPS during 2005. EPS guidance has been increased from $1.10 per share to $1.25 per share. The increase is due to above budgeted commercial loan growth in the Bank’s loan portfolio and an increased net interest margin that is currently at 5.4%. The elevated net interest margin is due to increased number of participated loan servicing fees and a timing difference between the Bank’s repricing of assets and liabilities.

Cornerstone Bancshares, Inc. is a one-bank holding company serving the Chattanooga, Tennessee MSA with 5 branches and $300 million in assets specializing in business financial services.

SOURCE  Cornerstone Bancshares, Inc.
          -0-                                                      09/21/2005
          /CONTACT:  Frank Hughes, President & COO of Cornerstone Community Bank, +1-423-385-3009, Fax +1-423-385-3100, or fhughes@cscb-chatt.com /
          /Web site:  http://www.cscbank.com /
          (CSBQ)